Prospectus Supplement No. 3

Filed pursuant to Rule 424(b)(3)

Registration No. 333-281067

DIH HOLDING US, INC.

Dated March 3, 2025

To the Prospectus dated December 10, 2024

This Prospectus Supplement No. 3 updates, amends and supplements the prospectus dated December 10, 2024, as amended and supplemented by Prospectus Supplement No. 1 dated February 14, 2025 and Prospectus Supplement No. 2 dated February 18, 2025, (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-281067).

This Prospectus Supplement No. 3 is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the United States Securities and Exchange Commission on March 3, 2025, which is set forth below.

This Prospectus Supplement No. 3 is not complete without the Prospectus. This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement No. 3, and is qualified by reference thereto, except to the extent that the information in this Prospectus Supplement No. 3 updates or supersedes the information contained in the Prospectus. Please keep this Prospectus Supplement No. 3 with your Prospectus for future reference.

Our Common Stock and Warrants are traded on The Nasdaq Stock Market LLC under the symbols “DHAI.” and “DHAIW”, respectively. On February 28, 2025, the last reported sale price of our Common Stock was $0.4863 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K, as amended by Form 10-K/A, FOR THE YEAR ENDED MARCH 31, 2024 AS WELL AS SUBSEQUENTLY FILED FORM 10-QS BEFORE YOU DECIDE TO INVEST.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT NO. 3 IS NOT COMPLETE AND MAY CHANGE. THIS PROSPECTUS SUPPLEMENT NO. 3 IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus Supplement No. 3 is March 3, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2025

DIH HOLDING US, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41250	98-1624542
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Accord Park Drive; Suite D-1
Norwell, Massachusetts	02061
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 877 944-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	DHAI	The Nasdaq Stock Market LLC
Warrants	DHAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective February 25, 2025, Dr. Patrick Bruno resigned from the Board of Directors of DIH Holding US, Inc. (the “Company”) and the boards of the Company’s subsidiaries. The Board of Directors of the Company does not anticipate immediately filling the vacancy and will reduce the size of the Board to five members. Dr. Bruno also resigned as Chief Market Officer of the Company’s subsidiary, Hocoma Medical GmbH and from his Director position at the Company’s significant related party Hocoma AG.

In connection with his resignation, Hocoma  Medical GmbH and Dr. Bruno entered into a Termination Agreement dated February 25, 2025, (the “Termination Agreement”), a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein. Pursuant to and subject to the limitations set forth in the Termination Agreement, the parties agreed to mutual releases that resulted from Dr. Bruno’s violations of the Company’s policies . Dr. Bruno agreed to confidentiality and non-disparagement provisions as well. The Termination Agreement provides that Dr. Bruno is entitled to his salary through the date of the resignation although he would not be entitled to any bonus for the current fiscal year or any unpaid portion of the prior fiscal year bonus. Dr. Bruno will receive no severance payment.

The Termination Agreement supersedes and replaces the existing Employment Agreement, dated May 12, 2017, by and between the Company and Dr. Bruno. The foregoing description of the Termination Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Termination Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1	Termination Agreement, dated February 25, 2025 by and between Hocoma AG and/or Hocoma Medical GmbH and Dr. Patrick Bruno.

104	Cover Page Interactive Data File (Formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIH HOLDING US, INC.

Date: March 3, 2025	By:	/s/ Jason Chen
Jason Chen Chief Executive Officer and Chairman

Exhibit 10.1